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Distribution: Hemant Lall, Al Suding,, George Backus

Subject: SCE project
Author: gbackus(boulder.earthnet.netsmtp at ccx400uk Date: 5/9/97 7:35 PM


Hemant,

I have talked things through with my people and touched bases with Alan on your position. I would like to move forward ASAP. We have a basic few issue we need to discuss. For example, SCE wants exclusivity so that we cannot provide market gaming capabilities to anyone else in the California market. There may be ways around this. Nonetheless, we know of no other organization even thinking about producing "gaming" software, so the market should be good. IF we can even do a few percent better than a company would otherwise achieve the value could regularly be a million per day for large companies. S. American generators have already approached us on this same topic, so we are sure that the market is not limited to North America (or California). Second, we have to determine the general concepts of our relationship. Given my organizational size, I need to find a relationship that insures our long-term mutual benefits. Third, and last, I have a conference call with SCE legal at 10:00AM PST. They will be pressing the exclusivity and confidentiality but also other issues that could preempt some of our future mutual interests. I need to know from you what to avoid.

Please contact me ASAP. You can call the business line in the evening and I will check on it to get back with you. I think we need to talk before Monday. Thanks

George


George,

I just called you and left a message. Pls call me Sat/Sun at:

281-579-9467, or
281-579-9688.

Look forward to talking with you.

- Hemant